PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	January 29,	January 30,
	2012	2011
Net sales	$112,154	$120,823

Costs and expenses:

Cost of sales	(86,696)	(90,229)

Selling, general and administrative	(11,325)	(10,713)

Research and development	(4,444)	(3,771)

Consolidation, restructuring and related charges	(1,118)	-

Operating income	8,571	16,110

Other income (expense), net	(409)	957

Income before income taxes	8,162	17,067

Income tax provision	(3,321)	(3,483)

Net income	4,841	13,584

Net income attributable to noncontrolling interests	(573)	(1,473)

Net income attributable to Photronics, Inc.	$4,268	$12,111

Earnings per share:
Basic	$0.07	$0.23

Diluted	$0.07	$0.20

Weighted-average number of common shares
outstanding:
Basic	59,817	53,817

Diluted	60,930	66,411